UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest Event Reported):  February 1, 2008

KBW, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33138	13-4055775
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

787 Seventh Avenue		10019
New York, New York (Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:  (212) 887-7777

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a- 12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)            On February 1, 2008, KBW, Inc. (the “Company”) awarded bonuses to its employees, including its named executive officers and principal financial officer (collectively, the “Named Executive Officers”), with respect to the 2007 fiscal year. The compensation to Named Executive Officers, which consisted of cash and restricted stock, was awarded in accordance with the provisions of each of the Company’s Annual Incentive Plan and Equity Incentive Plan and pursuant to resolutions duly adopted by the compensation committee of the Company’s board of directors (the “Board”). Such compensation to the Named Executive Officers was as follows:

•	John G. Duffy, Chairman and Chief Executive Officer: $2,263,000 and 32,950 shares of restricted stock,
•	Andrew M. Senchak, Vice Chairman and President: $2,263,000 and 32,950 shares of restricted stock,
•	Thomas B. Michaud, Vice Chairman and Chief Operating Officer: $2,263,000 and 32,950 shares of restricted stock,
•	Robert Giambrone, Chief Financial and Administrative Officer and Executive Vice President: $1,254,000 and 15,589 shares of restricted stock, and
•	Mitchell B. Kleinman, General Counsel and Executive Vice President: $912,000 and 11,338 shares of restricted stock.

The restricted stock awards will vest as follows: one-third of the shares shall vest on February 1, 2009, one-third shall vest on February 1, 2010, and the remainder shall vest on February 1, 2011, provided that vesting shall accelerate on a change in control, death or permanent disability (as such terms are contemplated in the Company’s Equity Incentive Plan), and any unvested shares shall be forfeited on certain employment termination events, including voluntary termination and termination with or without “cause” (as defined in the relevant award agreement) but excluding retirement (subject to satisfaction of certain conditions precedent).

In addition, the Company has entered into change in control agreements, dated February 1, 2008 (together, the “Change in Control Agreements”), with each of Messrs. Giambrone and Kleinman, who are collectively referred to below as “Executive”. Such agreements are for an initial term of three years and automatically renew for successive three year periods unless the Company delivers written notice of its election not to renew. Generally, for purposes of the Change in Control Agreements, a “change in control” occurs:

•
if any person becomes the owner of 20% or more of the Company’s common stock or voting securities (other than stock or securities acquired (i) directly from, or by, the Company, (ii) by an employee benefit plan of the Company or its affiliates, or (iii) in a transaction described in the second-to-last bullet below),

•	if a majority of the members of the Board, as of the date of the Change in Control Agreements, are replaced other than in specific circumstances,
•
upon consummation of a reorganization, merger, exchange, consolidation or similar transaction of the Company or any of its subsidiaries; a sale or other disposition of all or substantially all of the assets of the Company; or the acquisition of another company’s assets or stock by the Company or any of its subsidiaries, other than a transaction that would result in (i) all or substantially all of the owners of the Company’s outstanding common stock and voting securities immediately prior to the transaction continuing to own more than 50% of the common stock (or its equivalent) and voting power of the entity resulting from that transaction in substantially the same proportions as their pre-transaction ownership, (ii) no person (other than any corporation resulting from that transaction or any employee benefit plan of the Company or that corporation) owning 20% or more of the common stock or voting power of voting securities of that corporation (excluding pre-transaction ownership), and (iii) the members of the incumbent Board, as of the date of the Change in Control Agreements, or of the action of the Board providing for that transaction constituting at least a majority of the members of the board of directors (or its equivalent) of the entity resulting from that transaction, or

•	if the Company’s stockholders approve a complete liquidation or dissolution of the Company.

The Change in Control Agreements generally provide that if: (i) there is a “change in control,” and (ii) Executive is terminated other than for Cause, death or disability, or if Executive terminates with Good Reason (as such terms are defined in or contemplated by the Change in Control Agreements), the Company will pay the following in a lump sum within 30 days after the date of termination:

•
the sum of Executive’s (i) annual base salary and accrued vacation pay through the date of termination, (ii) annual bonus for the fiscal year preceding the fiscal year in which the termination occurred (if not already paid) and (iii) unreimbursed business expenses through the date of termination,

•
the product of: (i) the greater of (A) the highest annual bonus in the three years prior to the date of termination or (B) the annual bonus paid or payable during the “Employment Period,” as defined in the Change in Control Agreements (“Highest Bonus”), and (ii) a fraction representing the number of days Executive actually worked during the fiscal year in which the date of termination occurs, and

•
an amount equal to 2.5 times the sum of (i) Executive’s annual base salary, (ii) the Highest Bonus, and (iii) the Company’s contribution on behalf of Executive to the Company’s Profit Sharing Plan for the plan year prior to the year in which the termination occurs.

Executive is also entitled to receive (i) 18 months of continued welfare benefits for him and his family at the same after-tax cost, which benefits cease if Executive becomes reemployed and eligible to receive such benefits under another employer-provided plan, and (ii) any other vested benefits as of the date of termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the depositor has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 6, 2008
KBW, INC.
By: /s/ Mitchell B. Kleinman
Name: Mitchell B. Kleinman
Title: General Counsel